UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2021

 ENTASIS THERAPEUTICS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38670	82-4592913
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

35 Gatehouse Drive Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 810-0120

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ETTX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 under the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01	Entry into a Material Definitive Agreement.

On August 27, 2021, Entasis Therapeutics Holdings Inc. (the “Company”) entered into a Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (the “Sales Agent”) pursuant to which the Company may offer and sell from time to time to or through the Sales Agent shares of the Company’s common stock, par value $0.001 per share (“Common Stock”).

The offer and sale of shares of Common Stock through the Sales Agent will be made pursuant to the Registration Statement on Form S-3 (File No. 333-234041), which was declared effective by the Securities and Exchange Commission (the “Commission”) on October 17, 2019, and a related prospectus supplement filed with the Commission on the date hereof pursuant to which the Company is offering shares of its Common Stock having an aggregate offering price of up to $17,500,000.

Under the Sales Agreement, the Company may offer and sell shares of Common Stock through the Sales Agent by any method deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act of 1933, as amended, including sales made directly on The Nasdaq Global Market or sales made to or through a market maker other than on an exchange. With our prior written consent, sales may also be made in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices or any other method permitted by law. If the Company elects to utilize the Sales Agreement, the Sales Agent would be obligated to use commercially reasonable efforts consistent with its normal trading and sales practices, to sell on the Company’s behalf shares of Common Stock as designated by the Company. The Company will pay the Sales Agent a commission of 3.0% of the gross sales price of any shares of Common Stock sold under the Sales Agreement. The Company has also provided the Sales Agent with customary indemnification rights and has agreed to reimburse the Sales Agent for certain specified expenses up to $75,000.

The Company is not obligated to sell, and the Sales Agent is not obligated to buy or sell, any shares of Common Stock under the Sales Agreement. Neither the Company nor the Sales Agent can provide any assurance that the Company will sell any shares under the Sales Agreement, or, if sold, as to the price or amount of shares that may be sold or the dates when such sales may take place. The Company or the Sales Agent may terminate the Sales Agreement by providing notice to the other party.

The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The legal opinion of Covington & Burling LLP relating to the Common Stock being offered pursuant to the Sales Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 1.02 Termination of a Material Definitive Agreement.

In advance of the Company’s entry into the Sales Agreement, on August 26, 2021, the Company and Aspire Capital Fund, LLC (“Aspire”) agreed to terminate the Common Stock Purchase Agreement, dated October 21, 2019, between the Company and Aspire (the “Aspire Agreement”), effective August 26, 2021. Under the Aspire Agreement, the Company had the right to direct Aspire to purchase, subject to the conditions and limitations set forth therein, up to $20.0 million of shares of the Company’s Common Stock over the 30-month term of the agreement. The Aspire Agreement was terminated without liability of either party to the other.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Sales Agreement, dated August 27, 2021, between Entasis Therapeutics Holdings Inc. and Cantor Fitzgerald & Co.

5.1	Opinion of Covington & Burling LLP.

23.1	Consent of Covington & Burling LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entasis Therapeutics Holdings Inc.

August 27, 2021	By:	/s/ Michael Gutch, Ph.D.
	Name:	Michael Gutch, Ph.D.
	Title:	Chief Financial Officer and Chief Business Officer